Exhibit 99.1

GREAT ELM CAPITAL CORP. ANNOUNCES DATE OF ANNUAL MEETING OF STOCKHOLDERS

WALTHAM, MA, April 11, 2023 – Great Elm Capital Corp. (the “Company” or “GECC”) (NASDAQ: GECC) announced today that its 2023 Annual Stockholders’ Meeting will be held on June 1, 2023. The notice of annual meeting and proxy statement containing the meeting details are expected to be available on or about April 21, 2023 to stockholders of record as of the close of business on April 10, 2023.

About Great Elm Capital Corp.

GECC is an externally managed, business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Source: Great Elm Capital Corp.